Florida documentary stamp _________________ the amount required by law has been paid with respect to this promissory note and proper stamps have been affixed to, or the proper legend has been stated on, the mortgage securing this promissory note pursuant to Florida Statutes Chapter 201.08.


                                 PROMISSORY NOTE

Borrower:       River Bay Plaza XXIV, L.P.
                13760 Noel Road, Suite 600, LB70
                Dallas, TX 75240

Lender:           BARNETT BANK, N.A.
                  P.O. Box 40329
                  Jacksonville, FL 32203-0329

Principal Amount: $1,650,000.00                Date of Note:  June 1, 1998

PROMISE TO PAY. River Bay Plaza XXIV, L.P., jointly and severally if more than one ("Borrower"), promises to pay to BARNETT BANK, N.A. ("Lender"), or order, in lawfully obtained money of the United States of America, the principal amount of One Million Six Hundred Fifty Thousand & 00/100 Dollars ($1,650,000.00), together with interest on the unpaid principal balance from date(s) of disbursement, until paid in full as set forth herein.

PAYMENT. Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in accordance with the following payment schedule:

     12 consecutive monthly interest payments, beginning July 1, 1998, with interest calculated on the unpaid principal balances at an interest rate of
     1.750 percentage points over the Index described below; 22 consecutive monthly principal and interest payments in the initial amount of $13,301.23 each, beginning July 1, 1999, with Interest calculated on the unpaid principal balances at an interest rate of 1.750 percentage points over the Index described below; and 1 principal and interest payment in the initial amount of $1,584,713.19 on April 15, 2001, with interest calculated on the unpaid principal balances at an interest rate of 1.750 percentage points over the Index described below. This estimated final payment is based on the assumption that all payments will be made exactly as scheduled and that the Index does not change; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note.

The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Payments shall be allocated between principal, interest, costs, fees, if any, in the discretion of Lender. Any payment to be debited from Borrower's designated account will be debited on the scheduled due date; however, if the scheduled due date is on a weekend or holiday, the payment will be debited on the next non-weekend/holiday day.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Libor Rate (as defined herein) (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each 1 month period. The interest rate shall change on the first Business Banking Day of each Interest Period. For purposes hereof, the following terms shall have the following meanings: (a) "Business Banking Day" shall mean each day other than a Saturday, a Sunday or any holiday on which commercial banks in Jacksonville, Florida are closed for business; (b) "Interest Period" shall mean (i) initially, the period commencing the Date of Note and ending the day immediately preceding the first Interest Rate Change Date or (ii) subsequently, the period commencing any Interest Rate Change Date and ending on the day immediately preceding the next subsequent Interest Rate Change Date; (c) "Interest Rate Change Date" shall mean the first Business Banking Day of each 1 month period; (d) "Libor Rate" shall mean the offered rate for deposits in United States dollars in the London Interbank market for a 1 month period which appears on the Libor Rate Reference Page as of 11:00 a.m. (London time) on the day that is two London Banking Days preceding the first Business Banking Day of each Interest Period. If at least two such rates appear on the applicable Libor Rate Reference Page, the rate will be the arithmetic mean of such offered rates; (e) "Libor Rate Reference Page" shall mean either (i) the Reuters Screen LIBO Page, (ii) the Dow Jones Telerate Page 3750, or (iii) such other nationally recognized source, as from time to time may be used by Lender in its sole discretion as a reference for determining an applicable Libor Rate; (f) "London Banking Day" shall mean each day other than a Saturday, a Sunday or any holiday on which commercial banks in London, England are closed for business. The interest rate or rates to be applied to the unpaid principal balance of this Note will be the rate or rates set forth above in the "Payment" section. Notwithstanding any other provision of this Note, after the first payment stream, the interest rate for each subsequent payment stream will be effective as of the last payment date of the just-ending payment stream. Lender will tell Borrower the current Index rate upon Borrower's request. NOTICE: Under no circumstances will the effective rate of interest on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (a) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (b) increase Borrower's payments to cover accruing interest, (c) increase the number of Borrower's payments, and (d) continue Borrower's payments at the same amount and increase Borrower's final payment. Upon demand for payment of this Note, the interest rate on this Note to be applied to the unpaid balance of principal, unpaid accrued interest, costs and fees, to be applicable until paid in full, will be the highest interest rate permitted by applicable law.

PREPAYMENT. Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, they will reduce the principal balance due and may result in Borrower making fewer payments.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $100.00, whichever is greater.

DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due; (b) Borrower breaks any written promise Borrower has made to Lender, or Borrower fails to perform promptly at the time and strictly in the manner provided in this Note or in any written agreement related to this Note, or in any other written agreement or loan Borrower has with Lender, contingent or absolute, due or to become due, now or hereafter existing; (c) A breach of any term or condition of any security agreement, pledge agreement, mortgage loan agreement or any other agreement related to or securing this Note regardless if said document is executed by Borrower, any guarantor or a third-party not liable for this Note, upon which a cure period, if any, contained in said agreement has expired; (d) suspension, liquidation, sale or transfer of Borrower's business or assets; (e) Any representation, warranty, statement or report made or furnished to Lender by Borrower or on Borrower's behalf is false, or misleading in any material respect; (f) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency

HERETO, OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY AND EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY; (II) EACH WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; AND (III) THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS DOCUMENT AND LENDER WOULD NOT EXTEND CREDIT IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS DOCUMENT.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.


BORROWER:
River Bay Plaza XXIV, L.P.



By:    /s/  Ron K. Taylor
       -------------------
       River Bay Plaza Corp, General Partner,
       Ron K. Taylor, President